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                                 PROXY AGREEMENT

          FAIRFAX FINANCIAL HOLDINGS LIMITED ("FFH") hereby appoints John Clark ("Trustee") as its proxy with respect to all matters for which FFH and all of its subsidiary corporations, including but not limited to TIG Insurance Company ("TIG"), U.S. Fire Insurance Company and North River Insurance Company ("CFI"), Odyssey America Re and Odyssey Reinsurance Corporation ("Odyssey") ("the subsidiaries"), have the right to vote shares of the Common Stock of Zenith National Insurance Corp. ("Zenith") now or hereafter held by FFH or the subsidiaries ("the shares"), with such proxy being applicable to each such share of Zenith stock held by FFH or the subsidiaries as long as, but only as long as, such share is held by FFH or the subsidiaries, subject to the following terms and conditions:

          1.   Determination of Shares

          The number of the shares subject to this proxy at the time of its execution is 7,808,645 shares of Common Stock. FFH shall give the Trustee notice of any change in the number of the shares subject hereto as promptly as practicable and, in any event, within 10 days of such a change.

          2.   Method of Voting

          (a) In voting the shares on any matter presented to it, the Trustee shall vote the shares in the same proportion as the vote ultimately cast by all other voting shareholders.

          (b) In the event of a hostile proxy contest, "hostile" defined as not supported by management, occurring while the Standstill Agreement made as of June 30, 1999 between Zenith and FFH remains in effect, the Trustee shall vote as recommended by management of Zenith.

          (c) Promptly following the date on which all votes of shareholders on a given matter are tallied by Zenith, the Trustee shall inform FFH of all action taken by the Trustee under this proxy by providing written notice thereof to FFH.

          3.   Compensation

          FFH shall reimburse the Trustee for all of his out-of-pocket expenses incurred in acting as proxy hereunder. In the event that during the duration of this proxy the Trustee shall be required to appear before any court of federal, state or local commission, department or agency to testify or give evidence in his capacity as proxy hereunder, FFH shall pay the Trustee, in addition, his reasonable costs for the time that the Trustee is required to be engaged in such activity. The Trustee shall not otherwise be entitled to compensation for his services hereunder.

          4.   Application to Consents

          This proxy shall operate with equal force and effect with respect to all matters for which Zenith solicits the written consent of its shareholders.

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          5.   Notices and Material Correspondence

          (a) Immediately upon the execution of this proxy, FFH shall cause an executed copy thereof, certified by its Secretary or Assistant Secretary, to be sent to the Secretary of Zenith. FFH shall request the Secretary of Zenith to send to the Trustee copies of all material relating to any Zenith meeting of shareholders or to any request for written consent of shareholders. FFH shall, from time to time, execute such other documents and perform such other acts as shall be necessary to effect the purposes of this proxy. In recognizing any vote, proxy, or written consent effected or executed by the Trustee on behalf of FFH, Zenith may assume full compliance with the terms and conditions hereof unless its Secretary has received, reasonably in advance of such recognition, written notice to the contrary from an officer of FFH.

          (b) All material correspondence between FFH or the subsidiaries and the Trustee relating to the subject matter of this proxy shall be in writing. Such correspondence, together with the communications provided for in Paragraphs 2(b) and 4, shall be retained for a period of three years.

          6.   Indemnification

          FFH shall indemnify, defend and hold harmless the Trustee from and against any and all claims, losses, liabilities, damages or deficiencies (including, without limitation, reasonable attorneys' fees) arising out of action of the Trustee hereunder (other than the Trustee's willful default or bad faith). Promptly after receipt by the Trustee of any claim or notice of the commencement of any action or proceeding subject to this indemnification, the Trustee shall provide written notice thereof to FFH.

          7.   Duration

          This proxy shall take effect as of the date of its execution and shall be applicable to all matters presented to Zenith shareholders from such date up to its termination as provided in Paragraph 8.

          8.   Termination

          (a) FFH will have the right to revoke this proxy only upon the occurrence of one or more of the following events:

               i. FFH determines that the Trustee is no longer acting, materially, in accordance with the procedures set forth in paragraph 2 above;

               ii. Any governmental agency or department determines that this proxy or its exercise is not permitted, either by any law over which that agency or department has jurisdiction and to which FFH or the subsidiaries are subject, or by any regulation, rule or order thereunder;

               iii. The Trustee dies or, is in FFH's determination, disabled to the extent of being incapable of acting (or acting responsibly) as trustee hereunder.

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          (b)  The Trustee shall have the right to terminate this proxy at any time upon the giving of not less than 30 days notice in writing.

          9.   Addresses

          All notice or other communications hereunder to be addressed to FFH shall be sent to:

          Fairfax Financial Holdings Limited
          95 Wellington Street West
          Suite 800
          Toronto ON M5J 2N7
          Attention: Chief Executive Officer

          All notices or other communications hereunder to be addressed to the Trustee shall be sent to:

          John Clark
          President
          J.C. Clark Ltd.
          BCE Place, Suite 2240
          161 Bay Street, P.O. Box 218
          Toronto ON M5J 2S1

          Dated; March 28,2002



FAIRFAX FINANCIAL HOLDINGS LIMITED



by:           /s/  Eric Salsberg
      ----------------------------------------
      Name:  Eric Salsberg
      Title: Vice President, Corporate Affairs